Exhibit 12.1
Doral Financial Corporation
Computation of Ratio of Earnings (Losses) to Fixed Charges

For the nine month period ended
September 30, 2010
Including Interest on Deposits
Earnings (Losses):
Pre-tax loss from continuing operations	$(244,914)
Plus:
Fixed Charges (excluding capitalized interest)	187,947

Total Earnings (Losses)	$(56,967)

Fixed Charges:
Interest expensed and capitalized	$185,825
Amortized premiums, discounts, and capitalized expenses related to indebtedness	366
An estimate of the interest component within rental expense	1,756

Total Fixed Charges	$187,947

Ratio of Earnings to Fixed Charges	(A )

Excluding Interest on Deposits
Earnings (Losses):
Pre-tax loss from continuing operations	$(244,914)
Plus:
Fixed Charges (excluding capitalized interest)	104,740

Total Earnings (Losses)	$(140,174)

Fixed Charges:
Interest expensed and capitalized	$102,618
Amortized premiums, discounts, and capitalized expenses related to indebtedness	366
An estimate of the interest component within rental expense	1,756

Total Fixed Charges	$104,740

Ratio of Earnings (Losses) to Fixed Charges	(A )

(A)	Due to the Company’s pre-tax loss for the nine month period ended September 30, 2010 the ratio coverage was less than 1:1. The Company would have to generate additional earnings of $244.9 million to achieve a ratio of 1:1 during the nine month period ended September 30, 2010.

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